Exhibit 10.1

AMENDMENT NO. 6

TO THE

HARRIS TEETER SUPERMARKETS, INC. FLEXIBLE DEFERRAL PLAN

(Amended and Restated July 1, 2009)

By the authority granted the undersigned officer of Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation), this Amendment No. 6 to the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (“Plan”) is hereby adopted and approved as follows:

1.	Section 5.1(a) of the Plan shall be amended and restated in its entirety as follows:

(a)   Generally.  For purposes of determining the timing and form of distribution, a Participant’s Account shall be allocated among Retirement, In-Service and Nonemployee Director Separation From Service Subaccounts. A Participant may have only one Retirement Subaccount or Nonemployee Director Separation From Service Subaccount and up to ten (10) In-Service Subaccounts.

2.	Section 5.1(b) of the Plan shall be amended and restated in its entirety as follows:

(b)   Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions.  All Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions shall be allocated to the Retirement Subaccount. The Retirement Subaccount may include a Matching Contribution subaccount, Make-Up ESOP Contribution subaccount, Make-Up ARC Contribution subaccount, Make-Up Pension Contribution subaccount, Deferral Contribution subaccount, and any other subaccount established from time to time under such Retirement Subaccount, all of which may have different attributes, including vesting schedule and distribution options.

3.	Section 5.2(d) of the Plan shall be amended and restated in its entirety as follows:

(d)   Form of Distribution.  The benefit payable to a Participant under this Section will be paid in the form of a single lump sum payment, unless the Participant elects, in accordance with the initial election requirements of Code Section 409A(a)(4)(B) or the subsequent election requirements of Code Section 409A(a)(4)(C) (as described in subsection (d)(ii) hereof), to receive annual installment payments or a partial lump sum and installment payments (which will be considered a “single payment” for purposes of the Code Section 409A requirements regarding subsequent elections) of his Retirement Subaccount (or any subaccount(s) created under thereunder) or Nonemployee Director Separation From Service Subaccount. The Retirement Subaccount, any subaccount(s) created under thereunder, and a Nonemployee Director Separation From Service Subaccount may be treated as separate subaccounts and may have different distribution elections and attributes. Any change to the distribution election for any such subaccount may only be made in accordance with Section 409A, subject to the following terms and conditions:

(i)   Length of Installment Payments.  The installment payments of all or a portion of the Participant's benefit will be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.10) over a period of not less than 2 years and not more than 15 years. The initial value of the obligation for the installment payments will be equal to the amount of the Participant’s Retirement Subaccount (or any subaccount created under thereunder) or Nonemployee Director Separation From Service Subaccount balance calculated in accordance with the terms of subsection (a) or (b) hereof.

(ii)   Participant Election.  A Participant may designate and from time to time may redesignate for each and every Retirement Subaccount (or any subaccount created under thereunder) or Nonemployee Director Separation From Service Subaccount the number of years over which such installment payments would be made upon his Separation From Service after attaining Retirement Age or, for a Nonemployee Director, upon his Separation From Service; provided however, that if the Participant makes an election less than 12 months prior to Separation From Service, such election will not be effective and the previous election (if any) will apply; provided further, the Participant cannot redesignate the number of years after payments have begun. Moreover, the first payment with respect to any such election to change the form of payment or to delay payment will be delayed to a date that is at least 5 years from the date the first payment would otherwise have commenced. In the event a Participant fails to make an election regarding the number of annual installment payments he is to receive in the event of his Retirement or, for a Nonemployee Director, his Separation From Service, or makes an incomplete or insufficient election in some manner, his benefit will be payable in the form of a single lump sum payment. Installment payments will be made on January 31 of each applicable Plan Year.

(iii)   Payments Following Death.  If a Participant dies after payment of his benefit from the Plan has begun, but before his entire benefit has been distributed, the remaining amount of his Retirement or Nonemployee Director Separation From Service Subaccount balance will be distributed to the Participant’s designated Beneficiary in the form of a single lump sum payment.

4.	The first sentence of Section 5.3(a) of the Plan shall be amended and restated as follows:

A Participant may elect to allocate his Deferral Contributions to one or more, but no more than ten (10), In-Service Subaccounts.

5.	Except as provided above, the Plan shall remain in full force and effect as previously adopted and amended.

IN WITNESS WHEREOF, this Amendment No. 6 to the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan is adopted this 10th day of May, 2013.

HARRIS TEETER SUPERMARKETS, INC.

By: /S/ JOHN B. WOODLIEF

John B. Woodlief, Executive Vice President and
Chief Financial Officer